Contacts: Media Relations – George C. Lewis, 610-774-4687 Investor Relations – Andy Ludwig, 610-774-3389 Talen Energy Completes Purchase of MACH Gen, LLC, And Sale of Renewable Energy Business ALLENTOWN, Pa. (Nov. 2, 2015) – Talen Energy Corporation (NYSE: TLN) announced Monday (11/2) that it has completed the acquisition of MACH Gen, LLC and the sale of Talen Renewable Energy, LLC. The $1.175 billion MACH Gen acquisition adds three combined-cycle, natural gas-fired power plants with more than 2,500 megawatts of generating capacity to Talen Energy’s fleet. The plants are located in upstate New York, western Massachusetts and western Arizona. The sale of Talen Renewable Energy to California-based Energy Power Partners includes 25 clean power projects in Pennsylvania, New Jersey, Vermont and New Hampshire that have a combined nameplate generating capacity of 65 megawatts. With the closing of these transactions, Talen Energy owns or controls about 17,600 megawatts of generating capacity. The total does not reflect announced divestitures of about 1,400 megawatts that are expected to close in the first quarter of 2016. Founded in 2009, Energy Power Partners is a private equity and infrastructure firm pursuing long-term investments in small to medium-sized North American clean power projects with contracted cash flows. The firm’s current portfolio consists of operating assets located in the U.S. and contracted with highly creditworthy utility, corporate, and government off-takers. http://www.energypowerpartners.com/ Talen Energy is one of the largest competitive energy and power generation companies in North America. Our diverse generating fleet operates in well-developed, structured wholesale power markets. To learn more about us, visit www.talenenergy.com. Forward-Looking Statement

All statements contained herein other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. Although Talen Energy believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Among the important factors that could cause actual results to differ materially from the forward-looking statements are: operating performance and the length of scheduled and unscheduled outages at generating plants; weather conditions affecting customer energy usage and/or the availability of fuel for the plants; volatility in the availability and/or price of electric transmission and/or fuel transmission and delivery services; the effect of any business, industry or market restructuring; and new accounting requirements or new interpretations or applications of existing requirements. Any such forward-looking statements should be considered in light of such important factors and in conjunction with the risk factors and other disclosures included in Talen Energy's filings with the Securities and Exchange Commission that are available at www.sec.gov. # # #